Exhibit 8.1

January 8, 2024

FG Financial Group, Inc.

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

Re:	FG FINANCIAL GROUP, INC.
Registration Statement, dated January 8, 2024

Ladies and Gentlemen:

We have acted as counsel to FG Financial Group, Inc., a Nevada corporation (the “Parent”), in connection with the transactions described in the Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission on January 8, 2024 (the “Registration Statement”), relating to the Plan of Merger, dated January 3, 2023 (the “Agreement”), by and among the Parent, FG Group LLC, a Nevada limited liability company (the “Acquirer”), and FG Group Holdings Inc., a Nevada corporation (the “Company”), whereby the Company will be merged with and into the Acquirer, with the Acquirer surviving (the “Merger”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement (the “Discussion”).

In rendering the Opinion (as defined below), we have examined, and relied upon, the Agreement and the Registration Statement (the “Documents”).

For purposes of rendering the Opinion, as to all factual representations and assumptions, we have relied solely on the Documents and have not made any independent investigation or audit of the facts set forth therein. We are not aware of any material facts or circumstances contrary to, or inconsistent with, the assumptions set forth herein. The opinion expressed in this letter is strictly limited to the Opinion and no other opinions may be inferred. No inference should be drawn regarding any matter for which we have not specifically given an opinion. The Opinion is provided as a legal opinion only, effective as of the date of this letter, and not as a guaranty or warranty of the matters discussed or referenced herein or as representations of fact.

In connection with the Opinion, we have assumed, with your consent:

1.	That all of the factual representations and statements set forth in the Documents are true, accurate and complete in all material respects;

2.	The genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, the authenticity of the originals from which any copies were made, that all documents provided to us are in full force and effect in the form provided, and that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

FG Financial Group, Inc. January 8, 2024 Page 2

3.	That the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party);

4.	The parties to the Agreement have complied with and, if applicable, will continue to comply with the covenants, conditions and other provisions in the Agreement without any waiver, breach or amendments thereof; and

5.	There will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time (as defined in the Agreement).

In connection with the preparation of the Discussion, we hereby express the following opinion (the “Opinion”):

●	Subject to the limitations, qualifications assumptions and caveats contained herein and in the Discussion, we confirm that the statements contained in the Discussion, insofar as they relate to matters of U.S. federal income tax law and unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date that the Registration Statement was filed with the Commission.

The Opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations by the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings which are not binding on the IRS, except with respect to the taxpayer that receives such a ruling), all as in effect on the date hereof (collectively, the “Federal Tax Law”). The Federal Tax Law is subject to change. Any such changes could apply retroactively. A change in Federal Tax Law could result in our inability to give the Opinion under the changed Federal Tax Law.

The Opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the U.S. Department of the Treasury in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

We assume no obligation to advise you of any changes in the Opinion or of any new developments in the application or interpretation of the Federal Tax Law subsequent to the date of this letter.

FG Financial Group, Inc. January 8, 2024 Page 3

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

References in this letter to “we” or “us” shall mean only the attorneys of Holland & Hart LLP who have materially participated in the preparation of the Discussion and this letter. If any statement in the Registration Statement or this letter states, or implies, that we have, or have not, taken any particular action, such statement shall be interpreted as referring only to the actions of such attorneys.

Very truly yours,

/s/ Holland & Hart llp